Exhibit 99.1

[LOGO APPEARS HERE]

News Release

TranSwitch Corporation Announces Fourth Quarter Results

(Shelton, CT) January 20, 2004 — TranSwitch Corporation (NASDAQ: TXCC) announced today that it posted fourth quarter 2003 net revenues of $7.4 million and net loss of ($11.2) million, or ($0.12) per basic and diluted share. For the year ended December 31, 2003, the Company has posted net revenues of $23.8 million and a net loss of ($38.6) million, or ($0.43) per basic and diluted share.

During the fourth quarter of 2003, the Company reported a gross margin of $5.7 million. This margin was impacted by a cost of sales benefit totaling $1.0 million from the sale of previously reserved inventory. This compares to a gross margin of $2.7 million, which included a $0.4 million cost of sales benefit from the sale of previously reserved inventory, that the Company reported for the fourth quarter of 2002.

Net loss for the fourth quarter of 2003 includes the following non-cash items:

•	other income of approximately $2.6 million to reflect the change in the fair value of the derivative liability relating to the 5.45% Convertible Plus Cash Notes issued on September 30, 2003;

•	interest expense of approximately $1.5 million relating to the amortization of the debt discount related to the 5.45% Convertible Plus Cash Notes issued on September 30, 2003;

•	a charge of approximately $1.5 million to reflect the impairment of investments in non-publicly traded companies; and

•	a benefit to the restructuring liability of approximately $0.5 million to reflect the favorable termination of a previously restructured lease agreement.

For comparison purposes, the net income (loss) for the relevant prior quarters were:

•	for the third quarter of 2003, the net income was $2.6 million, or $0.03 per basic and diluted share. Net income in the third quarter of 2003 included a gain of approximately $14.5 million on the exchange of the 4.5% Convertible Notes due 2005; a benefit of approximately $0.9 million to reflect additional sub-lease agreements related to the restructuring liability and a cost of sales benefit of approximately $0.6 million related to the sale of previously reserved inventory.

•	for the fourth quarter of 2002, the net loss was ($17.7) million, or ($0.20) per basic and diluted share. The net loss in the fourth quarter of 2002 included a $1.0 million charge to reflect the impairment of investments in non-publicly traded companies, a $0.2 million restructuring benefit related to the sub-lease of excess facilities and a $0.4 million cost of sales benefit related to the sale of previously reserved inventory.

-more-

TranSwitch Corporation Announces Fourth Quarter Results	Page 2

“We are encouraged by our fourth quarter results and also by the fact that we saw a strong demand and interest across both the Company’s new and established product lines,” stated Dr. Santanu Das, Chairman of the Board, Chief Executive Officer, and President of TranSwitch Corporation.

“We also are enthused by the fact that our Ethernet-over-SONET product line gained further momentum during the fourth quarter. We currently have 74 active design-wins with our EtherMap-3 products, compared to 64 in the prior quarter. With our strengthened balance sheet and the current and planned portfolio of products, we believe we are well positioned for the new landscape as the market starts recovering this year,” continued Dr. Das.

“While we are cautiously optimistic about the immediate outlook for the wire-line telecommunications market, and believe that there will be modest growth in 2004, we also recognize that the growth initially will be uneven. Further, the first quarter traditionally is a slow quarter for the wire-line market,” commented Dr. Das.

“Based on our current visibility, we anticipate that first quarter 2004 product revenues will be approximately $6.5 million. We are also estimating that our first quarter 2004 net loss will be in the range of ($0.19) to ($0.20) per basic and diluted share. This per share estimate excludes any potential further impact related to the application of FIN 46. Additionally, this net loss estimate for the first quarter of 2004 excludes any adjustment to the fair value of the derivative liability associated with our 5.45% Convertible Plus Cash Notes. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending March 31, 2004,” concluded Dr. Das.

Additional details on TranSwitch’s fourth quarter results will be discussed during a conference call regarding this announcement on Tuesday, January 20, 2004 at 5:30 p.m. eastern time. The dial-in number is (706) 679-0410 and conference leader is Peter Tallian. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through January 30, 2004. To access the replay, dial (706) 645-9291 and enter 4801244 as the conference ID number. Interested parties can also access the webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation:

TranSwitch Corporation, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions—Connectivity Engines™—to original equipment manufacturers who serve three end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate

-more-

TranSwitch Corporation Announces Fourth Quarter Results	Page 3

Wide Area Networks (WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch Corporation implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch Corporation, Shelton, CT is an ISO 9001:2000 registered company. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch’s home page at the World Wide Website—http://www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Peter J. Tallian, Chief Financial Officer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

-more-

TranSwitch Corporation Announces Fourth Quarter Results	Page 4

TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

	Three Months Ended December 31,
	2003	2002
Net revenues:
Product revenues	$7,259	$3,400
Service revenues	171	227

Total net revenues	7,430	3,627
Cost of revenues:
Cost of product revenues	1,588	839
Cost of service revenues	107	113

Total cost of revenues	1,695	952

Gross profit	5,735	2,675
Operating expenses:
Research and development	10,680	13,036
Marketing and sales	2,788	3,196
General and administrative	1,535	1,492
Restructuring benefit	(526)	(157)

Total operating expenses	14,477	17,567

Operating loss	(8,742)	(14,892)
Other (expense) income:
Impairment of investments in non-publicly traded companies	(1,495)	(950)
Equity in net losses of affiliates	(565)	(1,557)
Change in the derivative liability	2,619	—
Interest expense, net	(3,027)	(236)

Total other (expense) income	(2,468)	(2,743)

Loss before income tax (benefit) expense	(11,210)	(17,635)
Income tax (benefit) expense	(11)	91

Net loss	$(11,199)	$(17,726)

Basic and diluted loss per common share:

Net loss	$(0.12)	$(0.20)

Basic and diluted average shares outstanding	90,842	90,080

-more-

TranSwitch Corporation Announces Fourth Quarter Results	Page 5

TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

	Twelve Months Ended December 31,
	2003	2002(1)
Net revenues:
Product revenues	$22,970	$15,830
Service revenues	850	806

Total net revenues	23,820	16,636
Cost of revenues:
Cost of product revenues	6,086	4,988
Provision for excess inventories	1,498	4,832
Cost of service revenues	333	959

Total cost of revenues	7,917	10,779

Gross profit	15,903	5,857
Operating expenses:
Research and development	42,510	53,523
Marketing and sales	10,964	13,266
General and administrative	5,630	7,306
Impairment of goodwill	—	59,901
Restructuring charge and asset impairments	2,538	3,895
In-process research and development	—	2,000

Total operating expenses	61,642	139,891

Operating loss	(45,739)	(134,034)
Other (expense) income:
Impairment of investments in non-publicly traded companies	(1,545)	(8,669)
Equity in net losses of affiliates	(1,933)	(3,405)
Change in the derivative liability	2,619	—
Gain from exchange and repurchase of 4.5% convertible notes	14,463	51,976
Interest expense, net	(5,311)	(1,758)

Total other (expense) income	8,293	38,144

Loss before income tax expense	(37,446)	(95,890)
Income tax expense	246	69,334

Net loss before extraordinary loss and cumulative effect of a change in accounting principle	(37,692)	(165,224)
Extraordinary loss upon consolidation of TeraOp (USA), Inc.	(83)	—
Cumulative effect on prior years of retroactive application of new depreciation method	(805)	—

Net loss	$(38,580)	$(165,224)

Basic and diluted loss per common share:
Net loss before extraordinary loss and cumulative effect of a change in accounting principle	$(0.42)	$(1.84)
Extraordinary loss upon consolidation of TeraOp (USA), Inc.	—	—
Cumulative effect on prior years of retroactive application of new depreciation method	(0.01)	—

Net loss	$(0.43)	$(1.84)

Basic and diluted shares outstanding	90,406	90,037

(1)	The gain on debt extinguishment, previously classified as extraordinary, has been reclassified to continuing operations in accordance with SFAS No. 145.

-more-

TranSwitch Corporation Announces Fourth Quarter Results	Page 6

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and short-term marketable securities	$152,051	$183,647
Accounts receivable, net	3,684	2,228
Inventories	2,838	4,658
Prepaid expenses and other current assets	2,912	3,980

Total current assets	161,485	194,513
Long-term marketable securities	27,300	21,819
Property and equipment, net	10,262	18,719
Other assets	7,259	8,302

Total assets	$206,306	$243,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$12,186	$16,022
Restructuring liabilities	1,454	1,708

Total current liabilities	13,640	17,730

Restructuring liabilities – long term	22,689	25,849
5.45% Convertible Notes due 2007, net of debt discount of $21,742	75,866	—
4.50% Convertible Notes due 2005	24,442	114,113
Derivative liability	20,659	—

Total liabilities	157,296	157,692

Total stockholders’ equity	49,010	85,661

Total liabilities and stockholders’ equity	$206,306	$243,353

###